Exhibit 10(b)

RETENTION AGREEMENT

THIS AGREEMENT, executed on August 3, 2006, effective as of August 3, 2006, by and between Entergy Corporation, a Delaware corporation ("Company"), and Leo P. Denault ("Executive");

WHEREAS, Executive is currently employed by Entergy Services, Inc., a System employer, and serves in the position of Executive Vice President and Chief Financial Officer of Company;

WHEREAS, Company wishes to encourage Executive to remain employed by a System employer and provide services to the System; and

WHEREAS, Executive wishes to remain in the employ of a System employer and to provide services to the System;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Company and Executive hereby agree as follows:

  Defined Terms. The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

  Covenants Summarized. Company and Executive covenant as follows:

2.1    Company's Covenants. In order to induce Executive to remain in the employ of a System employer and to provide services to the System, Company agrees, under the conditions described herein, to pay Executive the payments and benefits described herein upon the circumstances described in Sections 3 and 4 below. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Executive and Company, Executive shall not have any right to be retained in the employ of any System Company.

2.2    Executive's Covenants. Executive agrees to the following:

    In the event Executive receives under this Agreement a benefit other than Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits, then for a period of two years following the Date of Termination, Executive shall not engage (without the prior written consent of Company) in any employment or other activity (either in his individual capacity or together with any other person, corporation, governmental agency or body, or other entity) with any entity that is (i) listed in the Standard & Poor's Electric Index, Philadelphia Utility Index, or the Dow Jones Utilities Index; or (ii) in competition with, or similar in nature to, any business conducted by any System Company at any time during such period, where such competing employer is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such period. In the event of any violation by Executive of this paragraph (a) of subsection 2.2, or in the event that all or any part or application of this subsection 2.2(a) is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, then Executive shall repay to Company, within 5 business days of Company's written request therefor, any amounts previously paid to Executive that are listed in subsection 3.2(a), subsection 3.3(a), or subsection 4.1, other than Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits, and Executive shall have no further entitlement to receive any additional payments or benefits under such subsections, other than Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits.

    For a period of two years following the Date of Termination, Executive agrees not to take any action or make any statement, written or oral, to any current or former employee of any System Company, or to any other person, which disparages any System Company, its management, directors or shareholders, or its practices, or which could reasonably be expected to disrupt or impair their normal operations, including actions or statements (i) that could reasonably be expected to harm the reputation of any System Company with its clients, suppliers, employees or the public; or (ii) that could reasonably be expected to interfere with existing or prospective contractual or employment relationships with any System Company or its clients, suppliers or employees. In the event of any violation by Executive of this paragraph (b) of this subsection 2.2, or in the event that all or any part or application of this subsection 2.2(b) is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction, Executive shall repay to Company, within 5 business days of Company's written request therefor any amounts previously paid to Executive that are listed in subsection 3.2(a), subsection 3.3(a), or subsection 4.1, and Executive shall have no further entitlement to receive any additional payments or benefits under such subsections, other than Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits.

  Compensation Upon Certain Events. This Section 3 sets forth the entitlement of Executive or his beneficiary(ies) to certain payments and benefits under specified circumstances described in each subsection, and, with the exception of subsection 3.1, in no event shall Executive and his beneficiary(ies) be entitled to payments and benefits under more than one such subsection.

3.1    Physical or Mental Illness. During any period that Executive fails to perform Executive's full-time duties within the System as a result of incapacity due to physical or mental illness, his System employer shall pay Executive's full salary to Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to Executive under the terms of any compensation or benefit plan, program or arrangement (other than Company's short- or long-term disability plan, as applicable) maintained by Company during such period, until Executive's employment is terminated by his System employer for Disability. If Executive is entitled to and receives payments under Company's short term disability program, such payments shall offset the amount of salary otherwise payable to Executive under this Section 3.1.

3.2    Termination of Employment Prior to Attainment of Age 55.
    Termination of Employment on Account of Termination Event. If, prior to his attainment of age 55, Executive has a Termination Event, Executive shall be entitled to Executive's Accrued Obligations, Normal Post-Termination Compensation and Benefits, Severance Payment, Target LTIP Award, Other EOP Awards, and Subsidized COBRA.

    Termination of Employment Other than on Account of Termination Event. If, prior to his attainment of age 55, Executive's employment with the System should terminate for any reason other than on account of a Termination Event, death or disability, Executive shall be entitled only to Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits.

3.3    Termination of Employment On or After Attainment of Age 55.
    Termination of Employment on Account of Termination Event. If, on or after his attainment of age 55, Executive has a Termination Event, Executive shall be entitled to Executive's Accrued Obligations, Normal Post-Termination Compensation and Benefits, SERP Credited Service, SERP Permission to Retire, Target LTIP Award, and Other EOP Awards.

    Termination of Employment Without a Termination Event and Not Because of Death or Disability. If, on or after his attainment of age 55, Executive's employment with the System should terminate for any reason other than on account of a Termination Event, death or disability, Executive shall be entitled to Executive's Accrued Obligations, Normal Post-Termination Compensation and Benefits, and SERP Credited Service (but not SERP Permission to Retire, which permission shall be at the discretion of Executive's employer, in accordance with the terms and conditions of the SERP).

3.4    Termination On Account of Death or Disability. If Executive's employment should terminate at any time on account of death or Disability, Executive or his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (in the event of death) shall receive Executive's Accrued Obligations, Normal Post-Termination Compensation and Benefits, SERP Credited Service, Target LTIP Award and Other EOP Awards. Additionally, if Executive's employment should terminate at any time on account of Disability, Executive shall be entitled to SERP Permission to Retire or SERP permission to separate, as may be applicable.

3.5    Termination for Cause. Notwithstanding any other provision to the contrary, if Executive's employment with the System should terminate for Cause at any time, Executive shall be entitled only to Executive's Accrued Obligations and Normal Post-Termination Compensation and Benefits.

  Gross-Up Payment.

4.1    Regardless of whether Executive becomes entitled to any payments or benefits under this Agreement, if any of the payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with any System Company) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

4.2    For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Closing, Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 4), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

4.3    In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Executive and Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.
  Rabbi Trust; Timing of Payments. Company may deposit from time to time in the Trust for Deferred Payments of Entergy Corporation and Subsidiaries or any other trust established by the Company from time to time ("Trust") funds to pay all or a portion of the amounts that would be due under this Agreement if Executive experienced a Termination Event.

  Amendment and Code Section 409A Limitations. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of Company. The parties acknowledge that certain provisions of this Agreement may be required to be amended, following the issuance of additional guidance by the Internal Revenue Service with respect to Code Section 409A, to avoid the possible imposition of additional tax under Section 409A with respect to certain payments and benefits under this Agreement. Company agrees that it will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax treatment under Section 409A for the Executive, and (ii) not adverse to the interests of Company.

  Prior Agreements Superseded. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, including, but not limited to, the February 9, 1999 letter agreement between Executive and Company, as amended by the March 5, 2004 agreement executed by Executive and Company, and any other offers or agreements preceding execution of this Agreement. Notwithstanding any other provision to the contrary, Executive acknowledges that any benefits provided under the SECP or any other System severance or retention plan, shall offset dollar for dollar the benefits otherwise payable to Executive in accordance with the terms of this Agreement.

  Termination Procedures and Compensation During Dispute.

8.1    Notice of Termination. Any purported termination of Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

8.2    Date of Termination. "Date of Termination," shall mean (i) if Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (ii) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

  No Mitigation. Company agrees that Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to Company, or otherwise (except as otherwise expressly provided in section 7, subsection 3.1, and paragraphs (a) and (b) of subsection 2.2).

  Successors; Binding Agreement.

10.1    In addition to any obligations imposed by law upon any successor to Company, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive were to experience a Termination Event, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

10.2    This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amount would still be payable to Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

  Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, if to the Executive, to his last known address as shown in the personnel records of Company, and if to Company, to the following address shown below or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

  If to Company:
  Entergy Corporation
  Attention: General Counsel,
  639 Loyola Avenue, 26th Floor,
  New Orleans, LA 70113-3125.

  Miscellaneous.

12.1    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.2    The laws of the State of Delaware shall govern the validity, interpretation, construction and performance of this Agreement.

12.3    All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Unless otherwise explicitly stated in this Agreement, any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which Executive has agreed.

12.4    Nothing in this Agreement shall be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans and programs than provided pursuant to the terms and conditions of such plans and programs, except as otherwise specifically provided in this Agreement and then only with respect to (a) the Equity Plan and EOP and the accelerated vesting provisions outlined herein relating to the Equity Plan and EOP, as may be applicable; (b) the SERP Permission to retire, under the terms and conditions outlined in this Agreement; and (c) the SERP Credited Service forfeiture provisions contained in this Agreement. In all other respects, the terms and conditions of the equity grants and other benefit plans and programs shall apply. Unless specifically provided for in a written plan document properly adopted pursuant to such plan, none of the benefits or arrangements described in this Agreement shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Executive's System Company employer.

  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

  Settlement of Disputes.
5.1    All claims by Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. All claims by Executive for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Company and Executive agree that both parties have had input into the terms of this Agreement and, as such, both should be deemed to have drafted the document. The Committee shall have the sole and exclusive power and discretion to make factual determinations, construe and interpret the Agreement. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to Executive for a review of the decision denying a claim and shall further allow Executive to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that Executive's claim has been denied.

15.2    If Executive elects to challenge the Committee's decision in judicial proceedings, that action must be filed within 180 days following the day the Committee makes a final determination on the claim.

  Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:
16.1    Accrued Obligations shall mean Executive's annual base salary through the Date of Termination to the extent not theretofore paid, together with all unpaid compensation and benefits payable to Executive through the Date of Termination under the terms of Company's compensation and benefit plans, programs or arrangements as in effect from time to time. In no event shall Accrued Obligations include Normal Post-Termination Compensation and Benefits, Severance Payment, SERP Credited Service, SERP Permission to Retire, Target LTIP Award, Other EOP Awards, or Subsidized COBRA.

16.2    Auditor shall have the meaning set forth in Section 4.2 hereof.

16.3    Base Amount shall have the meaning set forth in section 280G(b)(3) of the Code.

16.4    Board shall mean the Board of Directors of Company.

16.5    Cause shall mean:
    The continuing failure by Executive to substantially perform Executive's duties (other than such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by Executive) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to Executive by the Committee, which demand specifically identifies the manner in which the Committee believes that Executive has not substantially performed Executive's duties; or
    the willful engaging by Executive in conduct which is demonstrably and materially injurious to any System Company, monetarily or otherwise; or
    conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which other crime has or may have a material adverse affect on Executive's ability to carry out Executive's duties or upon the reputation of any System Company; or
    a material violation by Executive of any agreement Executive has with a System Company; or
    unauthorized disclosure by Executive of the confidences of any System Company.

For purposes of clause (b) of this Section 16.5, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's act, or failure to act, was in the best interests of the System.

16.6    Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

16.7    Committee shall mean the Personnel Committee of the Board.

16.8    Company shall mean Entergy Corporation and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16.9    Date of Termination shall have the meaning set forth in Section 8.2 hereof.

16.10    Disability shall be deemed the reason for the termination by a System employer of Executive's employment, if, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive's duties with the System for a period of six (6) consecutive months, Company shall have given Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, Executive shall not have returned to the full-time performance of Executive's duties.

16.11    EAIP shall mean Executive Annual Incentive Plan of Entergy Corporation and Subsidiaries, or any successor or replacement plan.

16.12    EOP shall mean the Equity Ownership Plan of Entergy Corporation and Subsidiaries.

16.13    Equity Plan shall mean the 2007 Equity Ownership and Long Term Cash Incentive Plan of Entergy Corporation and Subsidiaries, or any successor or replacement plan.

16.14    Excise Tax shall mean any excise tax imposed under section 4999 of the Code.

16.15    Executive shall mean the individual named in the first paragraph of this Agreement.

16.16    Good Reason shall mean the occurrence, without Executive's express written consent, of any of the following events during Executive's employment:

    the substantial reduction in the nature or status of Executive's duties or responsibilities from those in effect on the date immediately preceding the effective date of this Agreement, other than an insubstantial and inadvertent act that is remedied by the System Company employer promptly after receipt of notice thereof given by Executive;

    a reduction of five percent (5%) or more in Executive's base salary as in effect immediately prior to the effective date of this Agreement, which shall be calculated exclusive of any bonuses, overtime, or other special payments, but including the amount, if any, Executive elects to defer under: (1) a cash or deferred arrangement qualified under Code Section 401(k); (2) a cafeteria plan under Code Section 125; (3) the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries, or any successor or replacement plan; and (4) any other nonqualified deferred compensation plan, agreement, or arrangement in which Executive may hereafter participate or be a party;

    requiring Executive to be based at a location other than the Company's corporate headquarters (or, alternatively, at any temporary headquarters established by Company as a result of an emergency or other unforeseen circumstances), except for required travel on business of any System Company to an extent substantially consistent with Executive's present business obligations;

    failure by System Company to continue to allow Executive to participate in programs or plans providing opportunities for equity awards, stock options, restricted stock, stock appreciation rights, incentive compensation, bonus and other plans on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Executive's participation relative to other participants, as existed immediately prior to the effective date of this Agreement, except for across the board changes similarly affecting all senior executives of the Company;

    failure by System Company employer to continue to allow Executive to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by Executive under any of the System Company's pension, savings, life insurance, medical, health and accident, disability or vacation plans in which Executive was participating immediately prior to the effective date of this Agreement, except for across the board changes similarly affecting all senior executives of the Company; or

    any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8.1 hereof; for purposes of this Agreement, no such purported termination shall be effective in depriving Executive of the right to terminate employment for Good Reason.

Executive's right to terminate his employment for Good Reason shall not be affected by Executive's incapacity due to physical or mental illness. Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

16.17    Gross-Up Payment shall have the meaning set forth in Section 4.1 hereof.

16.18    LTIP shall mean the Long Term Incentive Program under the EOP, the Equity Plan, or any successor or replacement long-term incentive program.

16.19    Normal Post-Termination Compensation and Benefits shall mean Executive's normal post-termination compensation and benefits as such payments become due, and determined under, and paid in accordance with, Company's retirement, insurance and other compensation or benefit plans, programs and arrangements as in effect from time to time. In no event shall Normal Post-Termination Compensation and Benefits include Accrued Obligations, Severance Payment, SERP Credited Service, SERP Permission to Retire, Target LTIP Award, Other EOP Awards, or Subsidized COBRA.

16.20    Notice of Termination shall have the meaning set forth in Section 8.1 hereof.

16.21    Other EOP Awards shall mean the vesting of, and lapse of restrictions on, all restricted shares, stock options, and other awards (excluding awards under the LTIP), as applicable, granted to Executive under the Equity Plan (but not the EOP) prior to the Date of Termination, to the extent such shares, options or other awards have not already vested or restrictions thereon have not yet lifted.

16.22    SECP shall mean the System Executive Continuity Plan of Entergy Corporation and Subsidiaries, or any successor plan thereto.

16.23    SERP shall mean the System Executive Retirement Plan of Entergy Corporation and Subsidiaries, or any successor plan thereto.

16.24    SERP Credited Service shall mean 15 additional "Years of Service" granted to Executive under the SERP for purposes of computing Executive's SERP benefit, which shall be reflected in Executive's SERP Participant Application.

16.25    SERP Permission to Retire shall mean permission automatically given to Executive by his Employer to retire solely for the purpose of being eligible to receive any benefit then payable to Executive under the SERP.

16.26    Severance Payment shall mean the payment of a lump sum retention payment, in cash, equal to the product of 2.99 times the sum of: (a) Executive's annual base salary as in effect at any time within one year prior to the effective date of the Agreement or, if higher, immediately prior to a circumstance constituting Good Reason plus (b) the higher of: (i) the annual incentive award actually awarded to the Executive under the EAIP for Company's fiscal year immediately preceding the fiscal year in which Executive's Date of Termination occurs; (ii) the EAIP target award for the Executive for Company's fiscal year in which Executive's Date of Termination occurs; or (iii) the EAIP target award for the Executive for Company's fiscal year in which the effective date of the Agreement occurs. Such Severance Payment shall be made in accordance with the short term deferral exception of Code Section 409A regulations.

16.27    Subsidized COBRA shall mean COBRA continuation coverage, as subsidized by Executive's former Employer to the level that would be paid by a similarly situated active participant under Company-sponsored health plans for similar coverage or benefit options; provided, that such Subsidized COBRA shall end on the earlier of the applicable COBRA continuation period or 18 months from the date of Executive's COBRA qualifying event and shall be available only to the extent that providing such subsidized coverage will not cause adverse tax consequences to Executive or under Company's group health plans.

16.28    System shall mean Company and all other System Companies.

16.29    System Company(ies) shall mean Company and any other corporation 80% or more of whose stock (based on voting power or value) is owned directly or indirectly by Company and any partnership or trade or business which is 80% of more controlled, directly or indirectly, by Company, and any successor to the business and/or assets of any such entity.

16.30    Target LTIP Award shall mean the number of performance share units that Executive shall be entitled to receive under the LTIP with respect to any performance period (as defined in the applicable program or plan) that includes the Date of Termination, such number to be determined as if Executive satisfied the remaining performance requirements and was entitled to the target pay out level under the long term incentive program with respect to such performance periods.

16.31    Tax Counsel shall have the meaning set forth in Section 4.2 hereof.

16.32    Termination Event shall mean a termination of Executive's employment (i) by Executive for Good Reason, or (ii) by Company other than for Cause or Disability.

16.33    Total Payments shall mean those payments so described in Section 4.1 hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written and effective as of August 3, 2006 in accordance with the resolution of the Committee of that same date.

ENTERGY CORPORATION EXECUTIVE

By: /s/ William E. Madison                                                                                                                       /s/ Leo P. Denault
    William E. Madison                                                                                                                        Leo P. Denault
         Senior Vice-President,                                                                                                                   Executive Vice President and
         Human Resources and Administration                                                                                            Chief Financial Officer,
                                                                                                                                                              Entergy Corporation